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                                                       EXHIBIT A


Names, positions, corporate affiliations and business addresses of individuals who may act during 2000, 2001, and 2002 in matters included within the exemption provided by paragraph (b) of Rule 71:

New England Power Service Company

Cynthia A. Arcate
Executive Vice President, Granite State Electric Company
Vice President, Generation Investments (It is anticipated that Ms. Arcate will assume the duties associated with this position on or around February 1, 2000)

Ralph E. Loomis
Vice President, Federal Affairs

Joseph P. Newman
Vice President and Director
Public Affairs, Massachusetts Electric Company

Robert G. Seega, Director
Investor Relations
Vice President and Director of Public Affairs,
The Narragansett Electric Company (It is anticipated that Mr. Seega will assume the duties associated with this position on or around April 1, 2000).

Pamela A. Viapiano
Principal Rate Analyst

Geraldine M. Zipser
Counsel

The business address of the above listed persons is:

   25 Research Drive
   Westborough, MA 01582

The duties of each of the above-listed individuals may require, among other things, such appearances as may be necessary before the Federal Energy Regulatory Commission, the Securities and Exchange Commission, and, possibly on rare occasions, Congress, or the staff of the Commissions or Congress, to present or discuss matters affecting the New England Electric System companies. The time devoted to such activities represents only a small fraction of the time devoted to the duties of their above-listed positions.